Back to Form 8-K
Exhibit 99.1

Investor Relations:	Media Relations:
Gregg Haddad	Amy Knapp
813-206-3916 gregg.haddad@wellcare.com	813-290-6208 amy.knapp@wellcare.com

WELLCARE BOARD ADOPTS MAJORITY VOTING STANDARD
FOR DIRECTOR ELECTIONS

TAMPA, Fla. (November 2, 2010) – WellCare Health Plans, Inc. (NYSE: WCG) today announced that its Board of Directors has amended the Company’s bylaws to adopt a majority voting standard in uncontested director elections.  The Board also amended its corporate governance guidelines to adopt a director resignation policy requiring incumbent directors to tender a resignation that will be effective if the director receives less than a majority of the votes cast in an uncontested election and the Board accepts the resignation.  The amendments are effective immediately and will apply to all future elections of directors.

“The Board’s decision reflects WellCare’s continued commitment to best practices in the areas of corporate governance and accountability to our stockholders,” said Kevin F. Hickey, WellCare’s lead independent director and chair of the Nominating and Corporate Governance committee of WellCare’s Board of Directors.

Under the majority voting standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee.  Previously, directors were elected by a plurality vote; nominees receiving the most votes were elected regardless of whether those votes constituted a majority.  Plurality voting will continue to apply in contested elections.

Under the new director resignation policy, if an incumbent director does not receive the required vote for re-election, the Nominating and Corporate Governance committee will evaluate the director’s resignation and make a recommendation to the Board of Directors as to whether it should be accepted or rejected and as to whether any other action should be taken.  The Board will then make a final determination.  The Company will publicly disclose the Board’s decision and, if applicable, the reasons for any rejection of a resignation.

The amended bylaws and amended corporate governance guidelines are available on the Company’s website at www.wellcare.com.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.2 million members nationwide as of June 30, 2010.  For more information about WellCare, please visit the Company's website at www.wellcare.com.

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